UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA		18914
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Revolving Credit and Term Loan Agreement with ComVest

On June 20, 2008, ClearPoint Business Resources, Inc. (the “Company”) entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest Capital, LLC (“ComVest”). Pursuant to the Loan Agreement, ComVest extended to the Company: (i) a secured revolving credit facility for up to $3 million (the “Revolver”) and (ii) a term loan (the “Term Loan” and, together with the Revolver, the “Loans”) in the principal amount of $9 million, of which $1 million is treated as an original issue discount, and the Company received $8 million in respect of the Term Loan. The maximum amount that may be outstanding under the Revolver is initially $3 million (the “Revolver Maximum”). Effective as of the first day of each calendar month beginning January 1, 2010, the Revolver Maximum will be reduced by an amount equal to 5.5% of the Revolver Maximum in effect for the previous month. To the extent the amounts outstanding under the Revolver exceed the Revolver Maximum, the Company must make a payment to ComVest sufficient to reduce the amount outstanding to an amount less than or equal to the Revolver Maximum. The Company may borrow under the Revolver from time to time, up to the then applicable Revolver Maximum.

The amounts due under the Revolver bear interest at a rate per annum equal to the greater of: (i) the prime rate of interest announced by Citibank, N.A. plus 2.25% or (ii) 7.25%. The Term Loan bears interest at a rate of 10% per annum. The Loans provide that the stated interest rates are subject to increase by 500 basis points during the continuance of an event of default under the Loan Agreement. Amounts due under the Loans are payable monthly, beginning July 1, 2008. The outstanding principal amount of the Term Loan is payable as follows: $150,000 on July 1, 2008 and subsequent payments are to be in an amount equal to the greater of (i) $200,000 less the amount of interest accrued during the preceding month or (ii) the amount equal to (a) the lesser of $450,000 or certain license fees, royalties, use fees and/or other such payments collected by the Company during the preceding month less (b) the amount of interest accrued during the preceding month (but not greater than the principal balance of the Term Loan). The installments under (ii) above are payable monthly starting August 1, 2008, including December 1, 2010. The final installment due and payable on December 31, 2010 will be in an amount equal to the entire remaining principal balance, if any, of the Term Loan.

The Loans mature on December 31, 2010 subject to certain prepayment requirements related to the Term Loan. The Loan Agreement provides that, subject to certain exceptions, the Company must prepay the Term Loan (i) in full upon certain transactions involving the sale or issuance of the majority of the outstanding stock of the Company, change of control of the Company or the sale of all or a material portion of the Company’s assets or (ii) in part to the extent of 30% of proceeds received from sales of certain securities of the Company. As provided by the Loan Agreement and the Loans, ComVest may collect amounts due under the Loans from a “lockbox” account of the Company and/or charge the Revolver for such amounts.

The Company’s obligations under the Loan Agreement and the Loans (the “ComVest Obligations”) are jointly and severally guaranteed by each of its direct and indirect subsidiaries (the “Guarantors”) pursuant to the Guaranty Agreement dated June 20, 2008 (the “Guaranty Agreement”) and are secured by a security interest in all of the Company’s and its subsidiaries’ assets (the “Collateral”) as set forth in the Collateral Agreement dated June 20, 2008 (the “Collateral Agreement”). Pursuant to the Guaranty Agreement, in the event the ComVest Obligations are declared immediately due and payable, then the Guarantors shall, upon demand by ComVest, pay all or such portion of the ComVest Obligations declared due and payable. Upon the occurrence of an event of default under the Loan Agreement,

ComVest may enforce against the Guarantors their obligations set forth in the Guaranty Agreement. Pursuant to the Collateral Agreement, upon an event of default under the Loan Agreement, ComVest may apply all or any part of the Collateral or proceeds from its disposition as payment in whole or in part of the ComVest Obligations.

The Loan Agreement provides that until the ComVest Obligations have been satisfied in full, the Company must provide written notice to ComVest of all meetings of the Board and actions proposed to be taken by written consent and must permit a representative of ComVest to attend or participate in any such meeting as a non-voting observer. Under the Loan Agreement, the Company must make all necessary adjustments to its system of internal control over financial reporting and disclosure controls and procedures no later than December 31, 2009.

The Loan Agreement also requires the Company to obtain ComVest’s written consent, until the ComVest Obligations have been satisfied in full, in connection with certain transactions including, but not limited to, incurrence of additional indebtedness or liens on the Company’s assets; sales of assets; making investments in securities or extension of credit to third parties; purchase of property or business combination transactions; declaration or payment of dividends or redemption of the Company’s equity securities; payment of certain compensation to the Company’s executive officers; changing the Company’s business model or ceasing substantially all of its operations for a period exceeding 10 days; sale of accounts receivable; amendment of the Company’s organizational documents; certain transactions with the Company’s affiliates; and making certain capital expenditures. In addition, beginning with fiscal quarter ending December 31, 2009, the Company must maintain certain fixed charge coverage ratios set forth in the Loan Agreement.

The Loan Agreement lists various events of default including, but not limited to: default in the payment of principal or interest under the ComVest Obligations or in the observance or performance of any covenant set forth in the Loan Agreement; default of the Company or any of its subsidiaries under any indebtedness exceeding $100,000; occurrence of certain bankruptcy or insolvency events; and common stock of the Company ceasing to be listed on a national securities exchange or quoted on the OTC Bulletin Board for more than 30 consecutive days. Upon occurrence of an event of default, and at all times during the continuance of an event of default, (i) the ComVest Obligations become immediately due and payable, both as to principal, interest and other charges, without any requirement for demand or notice by ComVest, and bear interest at the default rates of interest as described above; (ii) ComVest may file suit against the Company and its subsidiaries under the Loan Agreement and/or seek specific performance thereunder; (iii) ComVest may exercise its rights under the Collateral Agreement against the assets of the Company and its subsidiaries; and (iv) the Revolver may be immediately terminated or reduced, at ComVest’s option.

In connection with the Loan Agreement, each of Messrs. Michael Traina, the Company’s Chairman of the Board of Directors (the “Board”), Chief Executive Officer and a majority stockholder, and John Phillips, the Company’s Chief Financial Officer, entered into a Validity Guaranty with ComVest dated June 20, 2008 (the “Validity Guaranty”). The Validity Guaranty provides that each officer will not, intentionally or through conduct constituting gross negligence, and the Company will not, through intentional acts of either Mr. Traina or Mr. Phillips or through conduct constituting gross negligence by each such officer, provide inaccurate or misleading information to ComVest, conceal any information required to be delivered to ComVest or fail to cause the Collateral to be delivered to ComVest when required or otherwise take any action that constitutes fraud. In the event of a breach or violation of the obligations of Messrs. Traina or Phillips under the Validity Guaranty, the officer must indemnify and hold ComVest harmless from any loss or damage resulting from such breach or violation.

The Company paid to ComVest non-refundable closing fees in the amount of $530,000, charged to the Revolver, simultaneously with funding of the amounts payable to the Company under the Loan Agreement. In addition, the Company must pay to ComVest a monthly collateral monitoring, availability and administrative fee equal to 0.15% of the average daily principal amount outstanding under the Revolver during the preceding calendar month, up to $4,500 per month.

The Company utilized the proceeds of the Loans to repay approximately $1,050,000 pursuant to the M&T Restructure Agreement, as defined below, owed to Manufacturers and Traders Trust Company, a creditor of the Company (“M&T”) and approximately $530,000 in closing costs and expenses. The Company will use the remaining proceeds of the Loans for working capital and other general corporate purposes.

The Loan Agreement, Revolver, Term Loan, Guaranty Agreement, Collateral Agreement and Validity Guaranties (collectively, the “ComVest Transaction Documents”) also include various representations, warranties, covenants or other provisions, as applicable, customary for the transactions of this nature. The foregoing is a summary of the material provisions of the ComVest Transaction Documents. This summary is not intended to be complete and is qualified in its entirety by reference to the ComVest Transaction Documents.

Agreements Related to Company Debts Prior to ComVest Transaction

Agreements with M&T

Loan Modification and Restructure Agreement

The Company has previously disclosed in its reports filed with the Securities and Exchange Commission (the “SEC”) that the Company entered into a credit agreement, dated as of February 23, 2007, as amended (the “M&T Credit Agreement”), with M&T and the several banks and other financial institutions from time to time parties thereto for a revolving credit facility and a term loan. The Company defaulted on its obligations under the Credit Agreement (the “M&T Obligations”) as a result of its failure to comply with financial covenants contained in the M&T Credit Agreement, including obligations to maintain certain leverage and fixed charge coverage ratios. As a consequence of the default, M&T declared all outstanding M&T Obligations to be immediately due and payable and demanded the immediate payment of such amounts, which constituted approximately $11 million.

In connection with the Loan Agreement described above, the Company and M&T entered into a Loan Modification and Restructure Agreement dated June 20, 2008 (the “M&T Restructure Agreement”) pursuant to which the parties agreed to: (i) consolidate the M&T Obligations, (ii) subordinate the M&T Obligations to the ComVest Obligations and (iii) permit the Company to repay the M&T Obligations on a deferred term basis. The M&T Restructure Agreement provides that on the earlier of the first day of the calendar month following the Company’s full satisfaction of the ComVest Obligations or January 1, 2011 (the “Obligations Amortization Date”), the Company shall repay a total of $3 million in principal amount (the “M&T Deferred Obligations”) to M&T in 36 equal monthly payments plus interest on the outstanding balance of such amount at a rate of 5% per annum, subject to increase to 12% per annum upon occurrence of certain agreement termination events and Spring Back Events, as defined below. In the event of a sale of substantially all of the Company’s or any subsidiary’s assets, a capital infusion or an infusion of subordinated indebtedness, the Company must prepay the M&T Deferred Obligations by an amount equal to 25% of such proceeds as are payable to ComVest under such circumstances.

In addition, prior to the Obligations Amortization Date, the Company must pay M&T: (i) cash proceeds arising out of certain of its and its subsidiaries, accounts receivable in an amount not less than $3 million and (ii) existing and future federal and state income tax refunds of not less than $1 million due or which become due to the Company for any period prior to January 1, 2008. In the event such payments by the Company are less than the stated minimum amounts, such shortfall will be added to the Deferred Obligations. Excesses of such amounts paid by the Company will be remitted to the Company and/or applied to the M&T Deferred Obligations in accordance with the M&T Restructure Agreement.

M&T issued (i) a certain certificate of deposit to the Company in the amount of $1.5 million (the “COD”) and (ii) a certain standby letter of credit for the account of the Company in favor of Ace Risk Management (the “Ace Letter of Credit”). M&T may liquidate and apply the proceeds of the COD and any accrued interest thereon to the M&T Obligations in such manner as it may determine and the proceeds of such shall not reduce the M&T Deferred Obligations. To the extent M&T is required to make payments under the Ace Letter of Credit in excess of $900,000 at any time, such excess shall be added to the M&T Deferred Obligations. Excesses of such amount paid will be remitted to the Company and/or applied to the M&T Deferred Obligations in accordance with the M&T Restructure Agreement.

Pursuant to the M&T Restructure Agreement, the Company must comply with various covenants while the M&T Deferred Obligations are outstanding and provided that (i) no bankruptcy or insolvency event has taken place and (ii) the Company and/or its subsidiaries have not terminated operation of their business without the prior written consent of M&T (each being a “Spring Back Event”). Such covenants include, but are not limited to: delivery to M&T of financial and other information delivered to ComVest; restrictions on the aggregate compensation which may be paid to the Chief Executive Officer and Chief Financial Officer of the Company; limitations on dividends and distributions of cash or property to equity security holders of the Company and/or redemptions or purchases of capital stock or equity securities of other entities; restrictions on collateralizing subordinated indebtedness; and causing the Company’s stockholders to approve, on or prior to September 18, 2008, the issuance of M&T Warrants and shares of Common Stock issuable upon exercise of the M&T Warrants, however such approval is not required in the event its Common Stock ceases to be listed on The Nasdaq Stock Market LLC (“Nasdaq”).

The M&T Restructure Agreement provides that the Company may continue to pay regularly scheduled payments (but not prepayments or accelerated payments) on (i) existing subordinated indebtedness, except to the extent prohibited by the ComVest Transaction Documents and (ii) the note issued to Blue Lake Rancheria (“Blue Lake”) dated April 14, 2008 (the “Blue Lake Note”). For each $50,000 paid on account of the Blue Lake Note, Mr. Traina and Christopher Ferguson, a majority stockholder of the Company, shall, on a several basis, be liable as sureties for the M&T Deferred Obligations, each in the amount of $10,000, subject to an aggregate amount of each surety’s liability of $150,000.

The M&T Restructure Agreement lists various agreement termination events including, but not limited to: default in payment of principal or interest or any other obligations when due and payable under the M&T Restructure Agreement; default in the observance of any covenant which is not cured within 30 days; and occurrence of an event of default under the Loan Agreement which is not cured pursuant to the applicable grace or notice period. Upon the occurrence of an agreement termination event, and at all times during the continuance thereof, the M&T Deferred Obligations are accelerated and become immediately due and payable. In addition, upon the occurrence of any Spring Back Event, the amount equal to (a) all outstanding principal balance of the M&T Obligations, together with accrued and unpaid interest thereon and costs and expenses reimburseable pursuant to the M&T Credit Agreement less (b) any amount received by M&T pursuant to the M&T Restructure Agreement on account of the M&T Deferred Obligations or the M&T Obligations (the “Spring Back Amount”) is automatically accelerated and becomes immediately due and payable. One of the conditions to closing the transaction with M&T, as set forth in the M&T Restructure Agreement, was the receipt of $1 million from the Company for application to the M&T Obligations.

The M&T Restructure Agreement does not terminate or extinguish any of the liens or security interests granted to M&T pursuant to the M&T Credit Agreement and related documents.

Voting Agreement

In connection with the M&T Restructure Agreement and the M&T Warrants, the Company, M&T, Messrs. Traina and Ferguson and Mr. Vahan Kololian, the Company’s lead director and majority stockholder, entered into a certain Voting Agreement and Irrevocable Proxy dated June 20, 2008 (the “M&T Voting Agreement”) pursuant to which each of Messrs. Traina, Ferguson and Kololian agreed, among other things: (i) not to sell, transfer, pledge or assign his shares of Common Stock or securities convertible into or exchangeable for the Company’s Common Stock or his voting interests therein, subject to certain exceptions; (ii) to waive his rights of appraisal, dissenters’ rights resulting from the issuance of the M&T Warrants or related transactions; (iii) to vote his shares of Common Stock in favor of approval the issuance of the M&T Warrants and shares of Common Stock issuable upon exercise of the M&T Warrants; and (iv) to irrevocably appoint a representative of M&T to act as his sole and exclusive attorney-in-fact and proxy to vote, grant a consent or approval of or execute and deliver a proxy to vote his shares of Common Stock in favor of approval of the M&T Warrants.

Subordination and Intercreditor Agreement

In connection with the Loan Agreement described above, ComVest entered into a Subordination and Intercreditor Agreement (the “ComVest-M&T Agreement”) dated June 20, 2008 with M&T. The Loans issued to the Company pursuant to the Loan Agreement with ComVest described above have effectively replaced M&T with ComVest as a senior lender of the Company. Pursuant to the ComVest-M&T Agreement, the parties confirmed their agreements and understandings with respect to the relative priorities of their respective claims and liens against the Company. The ComVest-M&T Agreement provides that, subject to certain exceptions, M&T may not receive payment on certain of the M&T Obligations, as described in the ComVest-M&T Agreement, or seek enforcement against the collateral securing the M&T Obligations from the Company or any other person, other than from Messrs. Traina and/or Christopher Ferguson pursuant to personal guarantees, until the ComVest Obligations have been satisfied in full. In addition, the ComVest-M&T Agreement provides for priorities with respect to the various components of collateral securing the Company’s obligations to the parties and sets forth certain restrictions on the parties with respect to collection of such obligations.

The M&T Restructure Agreement, the Voting Agreement and ComVest-M&T Agreement (collectively, the “M&T Agreements”) also include various representations, warranties, covenants or other provisions, as applicable, customary for the transactions of this nature. The foregoing is a summary of the material provisions of the M&T Agreements. This summary is not intended to be complete and is qualified in its entirety by reference to the M&T Agreements.

Agreements with Sub Noteholders and Issuance of Warrants

Sub Noteholder Notices and Additional Sub Warrants

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2008, and as amended by the Company’s Current Report on Form 8-K/A filed with the SEC on April 15, 2008, ClearPoint Resources, Inc., the Company’s wholly-owned subsidiary (“CPR”), issued Amended and Restated Notes (collectively the “Sub Notes” and each Amended and Restated Note, the “Sub Note”) to B&N Associates, LLC; Alyson P. Drew; Fergco Bros. Partnership and Matthew Kingfield (collectively, the “Sub Noteholders”), stockholders of the Company, for $550,000 in the aggregate. Ms. Drew is the spouse of the Company’s director Parker Drew and Christopher Ferguson, a majority stockholder of the Company, is a partner of Fergco Bros. Partnership. In connection with the issuance of the Sub Notes, the Company issued warrants to each Sub Noteholder to purchase, in the aggregate, 82,500 shares of Common Stock. Each Sub Note is due and payable on March 31, 2009, provided that CPR has the right to extend this maturity date to March 31, 2010 by providing notice to the Sub Noteholder. If CPR exercises such right, then the Sub Noteholders will have the right to receive a second warrant (the “Additional Sub Warrant”) to purchase, in the aggregate, 82,500 additional shares of Common Stock (the “Sub Warrant Shares”) at an exercise price equal to the closing price of Common Stock on March 31, 2009, but in no event at an exercise price lower than $1.55.

On June 20, 2008, CPR exercised its right to extend the maturity date of the Sub Notes to March 31, 2010 and, in connection with such extension, issued a notice dated June 25, 2008 (the “Sub Noteholder Notices”) to each Sub Noteholder. The Sub Noteholder Notices notify the Sub Noteholders that the Company is extending the maturity date of the Sub Notes in connection with its transaction with ComVest, as described above.

In connection with the Sub Noteholder Notices, each Sub Noteholder received an Additional Sub Warrant. The Sub Noteholders received the Additional Sub Warrants to purchase the following Sub Warrant Shares: B&N Associates, LLC and Ms. Drew each received the Additional Sub Warrant to purchase 15,000 Sub Warrant Shares; Fergco Bros Partnership received the Additional Sub Warrant to purchase 45,000 Sub Warrant Shares; and Mr. Kingfield received the Additional Sub Warrant to purchase 7,500 Sub Warrant Shares. The Additional Sub Warrant is immediately exercisable during the period commencing on June 20, 2008 and ending on March 31, 2011 at an exercise price of $1.55. The exercise price and the number of Sub Warrant Shares are subject to adjustment in certain events, including a stock split and reverse stock split.

ClearPoint offered and sold the Additional Sub Warrants in a private placement to “accredited investors,” as such term is defined in Rule 501 of Regulation D, without general solicitation or general advertising, and, as a result, ClearPoint relied on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D.

Noteholder Subordination Agreement

In connection with the Loan Agreement described above, ComVest entered into a Subordination Agreement dated June 20, 2008 (the “Noteholder Subordination Agreement”) with each of the Sub Noteholders and CPR. Pursuant to the Noteholder Subordination Agreement, the Sub Noteholders agreed to subordinate the Company’s obligations to them under the Sub Notes to the ComVest Obligations. So long as no event of default under the Loan Agreement has occurred, the Company may continue to make scheduled payments of principal and accrued interest when due in accordance with the Sub Notes. In the case of an event of default under the Loan Agreement, the Company may not pay and the Sub Noteholders may not seek payment on the Sub Notes until the ComVest Obligations have been satisfied in full. The Subordination Agreements also set forth priorities among the parties with respect to distributions of the Company’s assets made for the benefit of the Company’s creditors. The Noteholder Subordination Agreement and the ComVest-M&T Agreement described above also set forth priorities among the parties with respect to distributions of the Company’s assets made for the benefit of the Company’s creditors.

The Noteholder Subordination Agreement, Sub Noteholder Notices and the Additional Sub Warrants (collectively, the “Sub Noteholder Transaction Documents”) also include various representations, warranties, covenants or other provisions, as applicable, customary for the transactions of this nature. The foregoing is a summary of the material provisions of the Sub Noteholder Transaction Documents. This summary is not intended to be complete and is qualified in its entirety by reference to the Sub Noteholder Transaction Documents.

Agreements with ALS

The Company has previously disclosed in its reports filed with the SEC that on February 23, 2007, the Company acquired certain assets and liabilities of ALS, LLC (“ALS”) and its subsidiaries (the “ALS Acquisition”), doing business as Advantage Services Group (“ASG”). The purchase price of $24.4 million consisted of cash of $19 million, a subordinated note of $2.5 million (the “ALS Note”), shares of Common Stock with a value of $2.5 million (439,367 shares) and the assumption of $400,000 of current liabilities. ASG’s stockholders may also receive up to two additional $1 million payments in shares of the Company’s common stock based on financial and integration performance metrics of the Company in calendar years 2007 and 2008. No such payments were made in 2007.

Also as previously reported, on September 21, 2007, Temporary Services Insurance Ltd. (“TSIL”), which claims to be a captive reinsurance company offering workers’ compensation insurance to its shareholders through an insurance program, filed a complaint (the “TSIL Litigation”) in the U.S. District Court in Florida against ALS, ASG, certain officers and shareholders of ALS and ASG as well as certain other third party companies (collectively, the “ALS Defendants”), alleging that it was owed at least $2,161,172 in unpaid insurance assessments, as well as other requested damages, from the ALS Defendants. The Company is named as a defendant in the TSIL Litigation because it acquired certain assets from ALS pursuant to the ALS Acquisition.

Letter Agreement

In connection with the transaction with ComVest described above, on June 20, 2008, the Company entered into a Letter Agreement dated June 20, 2008 (the “ALS Agreement”) with ALS and its subsidiaries whereby the parties agreed, among other things: (i) to execute the Subordination Letter dated June 20, 2008 defined below; (ii) to amend the ALS Note to provide for an outstanding principal amount of $2,022,990 bearing interest at a rate of 5% per annum payable in 24 equal monthly installments, payable as permitted pursuant to the ALS Subordination Letter; (iii) that the Company would issue 350,000 shares of Common Stock to ALS (the “ALS Shares”) in accordance with the ALS Acquisition concurrently with the execution of the ALS Agreement; (iv) that ALS may defend and indemnify the Company in connection with the TSIL Litigation and (v) that the parties will take all appropriate actions to dismiss their claims against each other in connection with the TSIL Litigation. Upon issuance of the ALS Shares, the Company will have no future obligation to issue any additional shares of Common Stock to ALS.

The Company issued the ALS Shares in reliance on the exemption from the registration requirements of Securities Act of 1933, as amended (the “Securities Act”) under Section 4(2) of the Securities Act, based upon a determination that the ALS Shares are being issued to sophisticated investors who could fend for themselves and who had access to, and were provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Subordination Letter

Pursuant to a Subordination Letter sent by ALS to ComVest, M&T and the Company dated June 20, 2008 (the “ALS Subordination Letter”), ALS agreed that the Company may not make and ALS may not receive payments on the ALS Note, provided however, that (i) upon payment in full of all obligations under the Term Loan owing to ComVest and so long as the Company is permitted to make such payments under the ALS-M&T Agreement, the Company shall make monthly interest payments on the outstanding principal balance of the ALS Note and (ii) upon payment in full of the M&T Obligations, the Company shall make 24 equal monthly installments on the ALS Note, as amended pursuant to the ALS Agreement described above.

The ALS Agreement and the ALS Subordination Letter (collectively, the “ALS Agreements”) also include various other provisions customary for the transactions of this nature. The foregoing is a summary of the material provisions of the ALS Agreements. This summary is not intended to be complete and is qualified in its entirety by reference to the ALS Agreements.

Amendments to Bridge Loans

As previously disclosed in the Company’s Current Report on Form 8-K/A filed with the SEC on June 12, 2008, the Company issued notes (the “Original Bridge Notes”) to each of Messrs. Traina, Drew and TerraNova Partners, L.P. (“TerraNova” and, together with Messrs. Traina and Drew, the “Bridge Lenders”) in the principal amount of $104,449, $50,000 and $100,000, respectively. Mr. Drew is a member of the Company’s Board and TerraNova, a majority stockholder of the Company, is 100% owned by Mr. Kololian, the Company’s lead director. Mr. Kololian also controls 100% of the voting interest and 55% of the non-voting equity interest in the general partner of TerraNova. During the course of negotiations with ComVest, Mr. Traina agreed to loan an additional $5,000 to the Company.

In addition, on June 26, 2008, the Company issued amended and restated Original Bridge Loans (the “Amended Bridge Notes”) to each Bridge Lender. The Amended Bridge Notes contain identical terms and provide that (i) the principal amount of the Amended Bridge Notes will bear interest at a rate of 8% per annum, payable quarterly and (ii) the Company shall have the right to repay the Amended Bridge Notes in shares of Common Stock at a price equal to the closing price of the Common Stock on June 26, 2008. The Amended Bridge Notes do not contain the provision stating that the principal balance will bear interest only upon demand for payment by the Bridge Lender, as provided in the Original Bridge Note.

The foregoing is a summary of the material provisions of the Amended Bridge Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the Amended Bridge Notes.

Warrants Issued to ComVest and M&T; Registration Rights

Warrants issued to ComVest and M&T

ComVest Warrant

In connection with the transaction with ComVest described above, the Company issued to ComVest a Warrant dated June 20, 2008 (the “ComVest Warrant”) to purchase, in the aggregate, 2,210,825 shares (the “ComVest Warrant Shares”) of the Company’s common stock, $.0001 par value per share (“Common Stock”), for an exercise price of $.01 per share (the “ComVest Exercise Price”). Of such shares, (i) 1,800,000 ComVest Warrant Shares are immediately exercisable and (ii) 410,825 ComVest Warrant Shares are exercisable only upon approval by the Company’s stockholders of the ComVest Warrant (“ComVest Warrant Approval”) or when the ComVest Warrant Approval is no longer required. ComVest Warrant Approval is not required in the event that the Common Stock ceases to be listed on Nasdaq. Under the Loan Agreement, in the event the stockholders of the Company do not approve the ComVest Warrant on or prior to September 18, 2008, provided such ComVest Warrant Approval is still required, the Company must pay ComVest, within 30 days upon request, a cash fee equal to the closing price per share of the Common Stock less the ComVest Exercise Price with respect to the portion of the ComVest Warrant not exercisable multiplied by each share not exercisable as a result of the failure of the stockholders to approve the ComVest Warrant. The ComVest Warrant is exercisable until June 30, 2014. The ComVest Exercise Price and the number of ComVest Warrant Shares are subject to adjustment following certain events, including distributions on the Common Stock; merger, consolidation or share exchange; and certain issuances of Common Stock. The ComVest Warrant may be exercised via a “cashless exercise.”

M&T Warrants

In connection with the M&T Restructure Agreement described above, the Company issued to M&T: (i) a warrant dated June 20, 2008 to purchase 1,200,000 shares of Common Stock for an exercise price of $.01 per share (the “M&T $.01 Warrant”) and (ii) a warrant dated June 20, 2008 to purchase 300,000 shares of Common Stock for an exercise price of $1.00 per share (the “M&T $1.00 Warrant” and together with the M&T $.01 Warrant, the “M&T Warrants”). Of the 1,200,000 shares of Common Stock exercisable pursuant to the M&T $.01 Warrant, 720,000 shares are immediately exercisable and the remaining 480,000 are exercisable only upon approval of the M&T Warrants by shareholders of the Company (“M&T Warrant Approval”) or when M&T Warrant Approval is no longer required. Of the 300,000 shares of Common Stock exercisable pursuant to the M&T $1.00 Warrant, 180,000 shares are immediately exercisable and the remaining 120,000 shares are exercisable only upon M&T Warrant Approval or when M&T Warrant Approval is no longer required (collectively, the “M&T Warrant Shares”). Provided the M&T Warrant Approval is required, in the event the Company (i) fails to hold a shareholders meeting on or prior to September 18, 2008 for purposes of obtaining M&T Warrant Approval or (ii) the shareholders of the Company fail adopt the M&T Warrant Approval at such meeting, then the Company must pay M&T, within three days upon written demand, a cash amount upon exercise of the M&T Warrant equal to (a) the amount by which the then current market price of the Common Stock exceeds the applicable exercise price of the M&T Warrant multiplied by (b) the number of shares of Common Stock subject to the exercise of the M&T Warrant.

The M&T Warrants are exercisable until June 20, 2012 and may be exercised by reducing the cash amount of the Deferred Obligations pursuant to the M&T Restructure Agreement. The M&T Warrants also contain provisions related to the adjustment of the respective exercise prices and number of shares issuable upon exercise of the M&T Warrants and a provision allowing for “cashless exercise.” In addition, the M&T Warrants, and all Common Stock issued or issuable thereunder, may be redeemed at a redemption price per share of $1.00, in whole or in part, at the option of M&T at any time after June 20, 2011 and prior to the expiration date of June 20, 2012. If the Company fails to redeem and/or pay the redemption price for the shares of Common Stock requested for redemption by M&T, interest on the unpaid amount shall accrue at 12% per annum until paid in full.

The M&T Warrants provide that certain fees must be paid to M&T in the event the Company fails to deliver the correct number of shares of Common Stock upon exercise by M&T. The M&T Warrants also provide must provide notice to M&T in certain events including, without limitation: declarations of dividends payable in shares of Common Stock or other distributions payable in cash out of retained earnings to holders of Common Stock; offerings for subscription pro rata to holders of Common Stock any additional shares of stock of any class; capital reorganizations of the Company, reclassifications of Common Stock or certain business combination transactions; and any dissolution, liquidation or winding up of the Company.

The M&T Warrants also provide that M&T shall not have the right to exercise any portion of the M&T Warrants to the extent that such right to effect such exercise or disposition would result in M&T or any of its affiliates beneficially owning more than 4.99% of the outstanding Common Stock. M&T may, however, by providing written notice to the Company, adjust such restriction so that the limitation on beneficial ownership be increased to 9.99%, which adjustment shall not take effect until the 61st day after the date of such notice.

The Company issued the ComVest Warrant and the M&T Warrants in reliance on the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, based upon a determination that the Warrants are being issued to sophisticated investors who could fend for themselves and who had access to, and were provided with, certain information that would otherwise be contained, or incorporated by reference, in a registration statement and there was no general solicitation.

Registration Rights Agreement

The Company entered into a Registration Rights Agreement dated June 20, 2008 (the “Registration Rights Agreement”) for the benefit of ComVest and M&T (collectively, the “Investors”). The Company agreed to: (i) prepare and file with the SEC a registration statement (the “Registration Statement”) covering the resale of the ComVest Warrant Shares and the M&T Warrant Shares (the “Registrable Shares”), no later than September 18, 2008 and (ii) use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after filing and keep such Registration Statement effective for the period set forth in the Registration Rights Agreement. In the event the Company fails to (i) use its best efforts to cause the Registration Statement to be declared effective after September 18, 2008, or (ii) comply with certain other requirements under the Registration Rights Agreement for specified periods of time, it must pay to the Investors fees for such failure, up to $750,000 in the aggregate. Subject to certain conditions, the Investors also have certain “piggy-back” registration rights in the event the Company proposes a registration of shares of Common Stock at a time when the Registration Statement for the Registrable Shares is not effective.

The ComVest Warrant, M&T Warrants and Registration Rights Agreement (collectively, the “Warrant Documents”) also include various covenants, indemnification obligations or other provisions, as applicable, customary for the transactions of this nature. The foregoing is a summary of the material provisions of the Warrant Documents. This summary is not intended to be complete and is qualified in its entirety by reference to the Warrant Documents.

Advisory Services Agreement with TerraNova Management Corp.

On June 26, 2008, the Company entered into an Advisory Services Agreement (the “Advisory Services Agreement”) with TerraNova Management Corp., the manager of TerraNova (“TNMC”), in order to: (i) provide compensation to TNMC for its services since the expiration of a former agreement pursuant to which TNMC provided similar services to the Company (the “Initial Agreement”) and (ii) engage TNMC to provide future advisory services. Pursuant to the Advisory Services Agreement, TNMC will provide advice and assistance to the Company in its analysis and consideration of various financial and strategic alternatives (the “Advisory Services”), however the Advisory Services will not include advice with respect to investments in securities or transactions involving the trading of securities or exchange contracts. The Advisory Services Agreement is effective as of June 26, 2008, continues for a one year term and is automatically renewed for successive one-year terms unless terminated by either party by written notice not less than 30 days prior the expiration of the then-current term.

The Company shall compensate TNMC for services rendered since expiration of the Initial Agreement and for Advisory Services going forward in accordance with the rates set forth in the Advisory Services Agreement and will reimburse TNMC for reasonable travel, lodging and meal expenses relating to the provision of the Advisory Services. Monthly fees payable to TNMC pursuant to the Advisory Services Agreement are capped at $50,000 per month. Fees payable to TNMC for each of the months of February, March, April and May 2008 are $50,000 and may be paid 100% in shares of Common Stock, at the Company’s option. At the Company’s option, 75% of the fees payable to TNMC beginning in the month of June, 2008 may be paid in shares of Common Stock and, with the agreement of TNMC, the remaining 25% may also be paid in shares of Common Stock. Shares of Common Stock made as payments under the Advisory Services Agreement shall be priced at the month-end closing price for each month of services rendered.

The Advisory Services Agreement also includes various other provisions customary for agreements of this nature. The foregoing is a summary of the material provisions of the Advisory Services Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Advisory Services Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2008, and as amended by the Company’s Current Report on Form 8-K/A filed with the SEC on June 12, 2008, the Company appointed John Phillips as the Chief Financial Officer and Treasurer of the Company. Kurt Braun, the Company’s former Chief Financial Officer, delegated his duties to Mr. Phillips and continued to serve in a transitional role with the Company until June 20, 2008.

Separation of Employment Agreement and General Release with Kurt Braun

On June 20, 2008, Kurt Braun, the Company’s former Chief Financial Officer, resigned effective June 20, 2008. In connection with Mr. Braun’s resignation as the Company’s Chief Financial Officer, the Company and Mr. Braun entered into a Separation of Employment Agreement and General Release (the “Separation Agreement”).

In consideration of Mr. Braun’s agreement to be legally bound by the terms of the Separation Agreement, assuming that Mr. Braun does not revoke the Separation Agreement within seven days after execution, his release of his claims, if any, under the Separation Agreement, and his agreement to provide the transitional services to the Company, the Company has agreed to, among other things: (i) pay Mr. Braun $75,000, minus all payroll deductions required by law or authorized by Mr. Braun, to be paid as salary continuation over 26 weeks beginning within a reasonable time after the seven day revocation period following execution of the Separation Agreement; (ii) continue to pay all existing insurance premiums for Mr. Braun and his immediate family through the 26 week period, and thereafter permit Mr. Braun, at his own expense, to continue to receive such coverage in accordance with COBRA regulations; (iii) pay Mr. Braun the balance of any accrued but unused vacation or PTO hours, minus all payroll deductions required by law or authorized by Mr. Braun; and (iv) amend Mr. Braun’s Nonqualified Stock Option Agreement, dated March 30, 2007, to permit Mr. Braun to exercise 90,000 of the 140,000 stock options (“Braun Stock Options”) granted until March 30, 2010. The balance of the Braun Stock Options expired on June 20, 2008 in accordance with the Company’s 2006 Long Term Incentive Plan.

Pursuant to the Separation Agreement, except for Mr. Braun’s continuing obligations under the Employment Agreement between the Company and Mr. Braun, dated as of April 18, 2005 (the “Braun Employment Agreement”), the Braun Employment Agreement is of no further force and effect. Mr. Braun agreed to hold in confidence, and not to use or disclose any confidential information of the Company, except for the Company’s benefit. Mr. Braun further agreed that all documents and records made, received or used by Mr. Braun during the course of his employment are the Company’s property and such materials shall be delivered to the Company on termination of Mr. Braun’s employment.

The Company acknowledged in the Separation Agreement Mr. Braun’s right to have a temporary staffing company offer Mr. Braun’s services as a temporary financial consultant to other third-party companies within 25 miles of the Company’s office, and that such arrangement will not constitute a violation of Mr. Braun’s continuing obligations under the Braun Employment Agreement, so long as such third-party companies do not compete with the Company and Mr. Braun’s work does not otherwise violate his continuing obligations under the Braun Employment Agreement. Mr. Braun has agreed under the Separation Agreement to assist the Company with any matters relating to the performance of his former duties and to work with the Company to effectively transition his current responsibilities.

Employment Agreement with John G. Phillips

On June 20, 2008, Mr. Phillips and the Company entered into an Employment Agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Phillips’ current base salary is $175,000 per year, which may be increased in accordance with the Company’s normal compensation review practices. Mr. Phillips is also entitled to participate in any benefit plan of the Company currently available to executive officers to the extent he is eligible under the provisions thereof, and the Company will pay health, dental and life insurance premiums for Mr. Phillips and members of his immediate family. Mr. Phillips is entitled to receive short- and long-term disability insurance, and is entitled to three weeks of paid time off per year. Mr. Phillips may be entitled to discretionary bonuses as determined by the Company’s Chief Executive Officer, the Board and the Compensation Committee of the Board. Upon approval by the Board, Mr. Phillips will be granted stock options to purchase 50,000 shares of Common Stock.

Under the Employment Agreement, Mr. Phillips’ employment may be terminated upon occurrence of certain events including, but not limited to death, disability or resignation by Mr. Phillips. In addition, the Company may terminate Mr. Phillips’ employment with or without “cause” in accordance with the Employment Agreement.

The Employment Agreement also contains noncompetition and nonsolicitation covenants pursuant to which Mr. Phillips may not take away any person or entity that has within the past year been a customer, prospective customer, agent or vendor of the Company, or interfere with the Company’s relationship with any customer, prospective customer, agent or vendor of the Company. Mr. Phillips is further restricted from soliciting the employment of any employee, consultant or independent contractor of the Company, and may not participate in the ownership, management or control of any business related to temporary staffing and workforce management.

The Separation Agreement and Employment Agreement also include various representations, covenants and other provisions customary for agreements of this nature. The foregoing is a summary of the material provisions of the Separation Agreement and Employment Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Separation Agreement and Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2008

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
	Name:	Michael Traina
	Title:	Chief Executive Officer